Exhibit 15.1

July 27, 2006

Chemtura Corporation
Middlebury, Connecticut

Re:  Registration Statement on Form S-8

With respect to the subject registration statement on Form S-8 to register 10,500,000 shares of the Company’s common stock issuable pursuant to the 2006 Chemtura Corporation Long-term Incentive Plan, we acknowledge our awareness of the use therein of our report dated May 10, 2006, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Stamford, Connecticut